EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-2642

Contact:
Andrew D. Demott, Jr., CFO	OR	Hala Elsherbini, Halliburton Investor Relations
(727) 803-7135		(972) 458-8000

For Immediate Release

SUPERIOR UNIFORM GROUP, INC. REPORTS OPERATING RESULTS FOR 2017

●	Income Before Taxes on Income up 24.5 percent
●	Net Sales Increase 5.6 percent
●	21st Consecutive Quarter with Sales Increase

SEMINOLE, Fla. - February 22, 2018 – Superior Uniform Group, Inc. (NASDAQ: SGC), today announced its fourth quarter and year-end operating results for 2017.

The Company announced that for the year ended December 31, 2017, net sales increased 5.6 percent to $266.8 million, compared to 2016 net sales of $252.6 million. Income before taxes on income increased 24.5 percent to $24.8 million compared to $19.9 million in 2016. Net income for the year ended December 31, 2017 was $15.0 million, or $0.99 per diluted share, compared to $14.6 million, or $0.98 per diluted share, reported for the year ended December 31, 2016. Net income for 2017 was reduced by approximately $4.0 million, or approximately $0.26 per diluted share, as a result of increases in our fourth quarter tax provision associated with the enactment of the Tax Cuts and Jobs Act in December of 2017. Excluding the impact of the Tax Cuts and Jobs Act, diluted earnings per share would have been $1.25 in 2017 as compared to $0.98 in 2016.

Net sales for the fourth quarter ended December 31, 2017 increased 12.0 percent to $72.4 million, compared to 2016 fourth quarter net sales of $64.7 million. This represents our 21st consecutive quarter of year-over-year sales increases. Income before taxes on income increased 16.5 percent to $6.8 million compared to $5.9 million in the fourth quarter of 2016. Net income for the fourth quarter ended December 31, 2017 was $1.9 million, or $0.12 per diluted share, compared to net income of $4.4 million, or $0.30 per diluted share, reported for the fourth quarter ended December 31, 2016. As noted above, fourth quarter 2017 net income was reduced by $4.0 million, or approximately $0.26 per diluted share, associated with the enactment of the Tax Cuts and Jobs Act.

Michael Benstock, chief executive officer, commented, “We are pleased to report we had a strong finish to fiscal 2017, with the fourth quarter marking our 21st consecutive quarter of increasing year-over-year revenue. Our net sales growth for the year was highlighted by over 15 percent organic growth in our Promotional Products segment and The Office Gurus, our Remote Staffing Segment, had record growth as well with net sales to outside customers increasing over 33.7 percent in fiscal 2017. Our Uniform segment was mixed, primarily as a result of the loss of a significant customer as we have discussed throughout 2017.

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“Overall, we achieved very strong growth in operating income with earnings before taxes increasing 24.5 percent in 2017 with a tremendous boost from our sourcing strategies and the further streamlining of our operations. Note that 2017 results include a gain on the disposal of our former call center building in El Salvador of $1.0 million. Exclusive of this gain and exclusive of acquisition expenses in both 2017 and 2016, our operating margins improved to 9.3 percent as compared to 8.6 percent in 2016. Additionally, in the latter part of 2017, we kicked off strategic initiatives to integrate Superior ID and HPI, leveraging the strengths of each group to create a stronger, more efficient organization.

“In addition to the strong organic growth in 2017, our Promotional Products segment completed two acquisitions in the latter part of 2017 and continues to further strengthen our platform for future growth in this market segment. We are well positioned to complete additional strategic acquisitions in this area and are working through a significant pipeline of potential acquisition candidates.

“While the Tax Cuts and jobs Act passage in the fourth quarter resulted in a significant increase in our tax provision in 2017, the reduced tax rates will benefit our earnings in the future. Our balance sheet remains strong and leaves us well positioned to take advantage of the opportunities that lie ahead.”

CONFERENCE CALL

Superior Uniform Group will hold a conference call on Thursday, February 22, 2018 at 2:00 p.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Uniform Group call. The live webcast and archived replay can be accessed in the investor information section of the Company’s website at www.superioruniformgroup.com. Additionally, the Company will have a slide presentation available to augment management's formal presentation, which will be accessible via the investor relations section of the Company's website.

A telephone replay of the teleconference will be available one hour after the end of the call through 2:00 p.m. Eastern Time on March 1, 2018. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 10117220 for all replay access.

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About Superior Uniform Group, Inc.

Superior Uniform Group® (NASDAQ: SGC), established in 1920, is a provider of a wide range of award winning products and services. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, Superior I.D™, and HPI Direct® are signature uniform brands of Superior Uniform Group®. Each is one of America’s foremost providers of fine uniforms and image apparel in its markets. They are leaders in innovative uniform program design, global manufacturing, and state-of-the-art distribution. These brands help their customers achieve a more professional appearance and better communicate their own brands. More than 5 million Americans are smartly outfitted with a Superior uniform each workday.

BAMKO® is one of the nation’s largest full-service promotional products companies. It provides unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support.  As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

Superior’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture in all of its business segments.

For more information, call (800) 727-8643 or visit www.SuperiorUniformGroup.com.

Comparative figures are as follows:

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31,
(In thousands, except shares and per share data)

	2017	2016
Net sales	$266,814	$252,596

Costs and expenses:
Cost of goods sold	170,462	165,614
Selling and administrative expenses	71,816	66,396
Interest expense	802	688
	243,080	232,698

Gain on sale of property, plant and equipment	1,048	-

Income before taxes on income	24,782	19,898
Income tax expense	9,760	5,260
Net income	$15,022	$14,638

Weighted average number of shares outstanding during the period
(Basic)	14,510,156	14,082,243
(Diluted)	15,118,768	14,897,489
Per Share Data:
Basic
Net earnings	$1.04	$1.04
Diluted
Net earnings	$0.99	$0.98

Cash dividends per common share	$0.365	$0.340

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
YEARS ENDED DECEMBER 31,
(In thousands, except share and par value data)

	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,130	$3,649
Accounts receivable, less allowance for doubtful accounts of $1,382 and $1,276, respectively	50,569	41,823
Accounts receivable - other	1,848	3,085
Inventories	64,979	69,240
Prepaid expenses and other current assets	11,011	7,214
TOTAL CURRENT ASSETS	136,537	125,011

PROPERTY, PLANT AND EQUIPMENT, NET	26,844	27,533
OTHER INTANGIBLE ASSETS, NET	29,061	23,238
GOODWILL	16,032	11,269
DEFERRED INCOME TAXES	2,900	6,800
OTHER ASSETS	7,564	2,997
	$218,938	$196,848

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,752	$13,507
Other current liabilities	12,409	10,716
Current portion of long-term debt	6,000	5,893
Current portion of acquisition-related contigent liability	3,061	1,788
TOTAL CURRENT LIABILITIES	41,222	31,904

LONG-TERM DEBT	32,933	36,227
LONG-TERM PENSION LIABILITY	8,319	9,467
LONG-TERM ACQUISITION-RELATED CONTINGENT LIABILITY	7,283	7,238
OTHER LONG-TERM LIABILITIES	4,213	1,462
COMMITMENTS AND CONTINGENCIES (NOTE 11)
SHAREHOLDERS' EQUITY:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding - 15,081,947 and 14,513,207, respectively.	15	15
Additional paid-in capital	49,103	42,416
Retained earnings	83,129	74,283
Accumulated other comprehensive income (loss), net of tax:
Pensions	(7,282)	(6,258)
Cash flow hedges	(90)	21
Foreign Currency Translation Adjustment	93	73
TOTAL SHAREHOLDERS' EQUITY	124,968	110,550
	$218,938	$196,848

See accompanying notes to consolidated financial statements.

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,
(In thousands)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,022	$14,638
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	5,653	4,935
Provision for bad debts - accounts receivable	1,002	512
Share-based compensation expense	1,664	1,638
Deferred income tax provision (benefit)	5,114	(1,940)
Gain on foreign currency transactions	-	(264)
Gain on disposals of property, plant and equipment	(1,048)	-
Adjustment to acquisition-related contingent liability	(250)	(200)
Accretion of acquisition-related contingent liability	161	169
Excess tax benefit from exercise of stock options and SARS	-	-
Changes in assets and liabilities, net of acquisition of businesses:
Accounts receivable - trade	(4,731)	(7,244)
Accounts receivable - other	1,237	177
Inventories	4,250	(5,427)
Prepaid expenses and other current assets	(4,151)	2,203
Other assets	(4,504)	(1,029)
Accounts payable	3,291	87
Other current liabilities	71	1,943
Long-term pension liability	(2,577)	829
Other long-term liabilities	2,523	962
Net cash provided from operating activities	22,727	11,989

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(4,248)	(7,385)
Proceeds from disposals of property, plant and equipment	2,858	-
Acquisition of businesses, net of acquired cash	(7,988)	(15,161)
Net cash used in investing activities	(9,378)	(22,546)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	74,387	125,067
Repayment of long-term debt	(77,573)	(106,827)
Payment of cash dividends	(5,269)	(4,707)
Payment of acquisition-related contingent liability	(1,800)	(1,800)
Proceeds received on exercise of stock options	1,872	1,504
Tax benefit from vesting of acquisition related restricted stock	650	990
Tax withholdings on exercise of stock rights	(1,186)	(405)
Common stock reqcquired and retired	-	(714)
Net cash (used in) provided from financing activities	(8,919)	13,108

Effect of exchange rates on cash	51	62

Net increase (decrease) in cash and cash equivalents	4,481	2,613

Cash and cash equivalents balance, beginning of year	3,649	1,036

Cash and cash equivalents balance, end of year	$8,130	$3,649

See accompanying notes to consolidated financial statements.

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